UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2016

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, PA 19067	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On November 28, 2016, Alliqua BioMedical, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the forbearance agreement dated November 1, 2016, between the Company, certain of its subsidiaries and Perceptive Credit Holdings, LP (“Perceptive”), pursuant to which Perceptive agreed to extend the currently effective forbearance period through December 31, 2016 in respect of the Company’s default of a covenant pertaining to trailing twelve-month revenue under its credit agreement with Perceptive. Under the forbearance agreement, as amended by the Amendment, Perceptive has agreed to forbear from exercising any rights and remedies related to the default until December 31, 2016, but has reserved the rights, commencing December 31, 2016, to pursue any rights and remedies available to it, including, but not limited to, declaring all or any portion of the outstanding principal amount to be immediately due and payable, imposing a default rate of interest as specified in the credit agreement, or pursuing Perceptive’s rights and remedies as a secured party under the UCC as a secured lender. In addition, Perceptive has a lien on substantially all of the Company’s assets and, as a result of the default, may seek to foreclose on some or substantially all of its assets after the expiration of the forbearance on December 31, 2016.

The foregoing descriptions of the forbearance agreement and the Amendment are qualified in their entirety by reference to the full text of such agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: December 2, 2016	By:	/s/ Brian Posner
Name: Brian Posner Title: Chief Financial Officer